EXHIBIT 99.1
FirstCash Reports Record Third Quarter Results;
Adds 170 Stores for the Quarter and 403 Stores Year-To-Date;
Increases Quarterly Dividend by 14% to $0.25 per Share;
Adds Additional $100 Million Repurchase Authorization
____________________________________________________________

Fort Worth, Texas (October 25, 2018) -- FirstCash, Inc. (the “Company”) (Nasdaq: FCFS), the leading international operator of more than 2,400 retail pawn stores in the U.S. and four countries in Latin America, today announced record revenue, net income and earnings per share for the three and nine month periods ended September 30, 2018. Third quarter earnings per share on a GAAP basis were $0.76, an increase of 29% over the prior year, while adjusted earnings per share, as described below, were $0.81 and increased 33% over the prior year.

In addition, the Board of Directors declared a $0.25 per share quarterly cash dividend, an increase of 14% compared to the previous quarterly dividend of $0.22 per share. The Board of Directors also authorized an additional $100 million for future share repurchases, which combined with the $60 million remaining on the current authorization, provides $160 million now authorized for future share repurchases. The Company also updated its 2018 earnings guidance to be in the upper half of its previously estimated range.

Mr. Rick Wessel, chief executive officer, stated, “FirstCash posted another quarter of strong earnings growth driven by revenue growth in Latin America and continued margin improvement in the U.S. At the same time, we added another 170 pawn locations in Latin America during the quarter, consisting of two significant acquisitions totaling 154 stores in Mexico and the opening of 16 de novo locations in Mexico, Guatemala and Colombia. Year-to-date, FirstCash has now added 403 locations in four countries and has grown the total number of pawn stores by 18%.

“Utilizing our strong balance sheet and cash flows, FirstCash has further increased shareholder returns with year-to-date share repurchases totaling $257 million and is now increasing the annualized dividend to $1.00 per share and increasing the share repurchase authorization,” Mr. Wessel concluded.

This release contains adjusted earnings measures, which exclude, among other things, merger and other acquisition expenses, and are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended September 30,
	2018		2017
	As Reported	Adjusted	As Reported	Adjusted
In thousands, except per share amounts	(GAAP)	(Non-GAAP)	(GAAP)	(Non-GAAP)
Revenue	$429,878	$429,878	$435,412	$435,412
Net income	$33,325	$35,587	$28,274	$28,861
Diluted earnings per share	$0.76	$0.81	$0.59	$0.61
EBITDA (non-GAAP measure)	$62,304	$65,526	$61,150	$62,081
Weighted average diluted shares	44,116	44,116	47,668	47,668

	Nine Months Ended September 30,
	2018		2017
	As Reported	Adjusted	As Reported	Adjusted
In thousands, except per share amounts	(GAAP)	(Non-GAAP)	(GAAP)	(Non-GAAP)
Revenue	$1,299,650	$1,299,650	$1,299,617	$1,299,617
Net income	$105,131	$109,089	$76,158	$87,044
Diluted earnings per share	$2.33	$2.41	$1.58	$1.81
EBITDA (non-GAAP measure)	$193,595	$199,169	$174,770	$192,048
Weighted average diluted shares	45,204	45,204	48,117	48,117

Earnings Highlights

•
Diluted earnings per share increased 29% in the third quarter of 2018 and 47% for the year-to-date period compared to the prior-year periods. On a non-GAAP adjusted basis, which excludes current and prior-year merger and other acquisition expenses and debt extinguishment costs from 2017, diluted earnings per share increased 33% in both the third quarter and year-to-date periods compared to the prior-year periods.

•
Net income, on a GAAP basis, for the third quarter of 2018 increased 18% compared to the third quarter of 2017 and increased 38% for the year-to-date period compared to the prior-year period, while on a non-GAAP adjusted basis, net income increased 23% for the third quarter and 25% for the year-to-date period compared to the respective prior-year periods.

•
For the trailing twelve months ended September 30, 2018, consolidated revenues totaled $1.8 billion, net income was $173 million and adjusted EBITDA, a non-GAAP financial measure, totaled $280 million.

•
Cash flow from operating activities for the trailing twelve months ended September 30, 2018 totaled $246 million, an increase of 20% compared to $205 million in the prior-year period. Adjusted free cash flow, a non-GAAP financial measure, was $244 million for the twelve months ended September 30, 2018, an increase of 20% over the comparable prior-year amount of $204 million.

•
The pre-tax profit margin for the third quarter of 2018 increased to 10.3% compared to 9.5% in the prior-year quarter and for the year-to-date period increased to 10.9% this year compared to 8.9% last year. On a non-GAAP adjusted basis, the pre-tax profit margin increased to 11.0% for the quarter and 11.4% year-to-date, compared to 9.8% and 10.2% for the respective prior-year periods.

•
The net income margin for the third quarter of 2018 improved from 6.5% last year to 7.8% this year and on a year-to-date basis it improved from 5.9% last year to 8.1% this year. On a non-GAAP adjusted basis, it improved to 8.3% for the quarter and 8.4% year-to-date, compared to 6.6% and 6.7% for the respective prior-year periods.

•
Net income and earnings per share included approximately $4 million, or $0.08 per share, of benefit from the lower U.S. corporate tax rate as compared to the third quarter of 2017 and approximately $10 million, or $0.22 per share, for the year-to-date period. The U.S. tax benefit was partially offset by the expected contraction in non-core consumer lending operations, which negatively impacted earnings by approximately $0.06 and $0.19 per share for the quarter and year-to-date periods, respectively, as compared to the same prior-year periods. In addition, prior-year results for the year-to-date period included a tax-effected $9 million, or $0.19 per share, debt extinguishment charge incurred as a result of the senior unsecured notes that were refinanced in May of 2017.

Acquisition and Store Opening Highlights

•
As previously announced, the Company completed two acquisitions during the third quarter which added a total of 154 stores in Latin America. The first acquisition of 97 stores in the southern gulf region of Mexico closed in August, while the second acquisition of 57 stores in east-central Mexico closed in September. These acquisitions of mostly smaller format locations are in many markets where FirstCash previously had a limited presence.

•
Year-to-date, the Company has acquired a total of 360 stores, including 342 stores in Latin America and 18 stores in the U.S., for aggregate, all-cash consideration of $105 million, net of cash acquired.

•
A total of 16 large format de novo stores were opened in Latin America during the third quarter, which included 13 stores in Mexico, two stores in Guatemala and one store in Colombia. The Company has opened 43 de novo stores year-to-date in Latin America and has a strong pipeline of additional de novo locations expected to open in the fourth quarter and early in 2019. The Company anticipates that for the full year, new store openings in Latin America will total at least 55 locations, surpassing the 45 de novo locations opened in Latin America in the prior year.

•
In the first nine months of 2018, the Company added, through acquisitions and new store openings, 385 locations in Latin America and 18 locations in the U.S. for a total of 403 store additions. These 2018 additions have resulted in an 18% increase in the number of pawn stores over the past nine months and represents a record pace of expansion in Latin America.

•
As of September 30, 2018, the Company operated 2,446 stores, composed of 1,346 stores in Latin America that includes 1,292 stores in Mexico, 37 stores in Guatemala, 13 stores in El Salvador and four stores in Colombia that collectively represent 55% of the store base, and 1,100 stores in the U.S., representing 45% of the store base.

Note: Certain growth rates in “Latin American Operations” below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release and reconciled to the most comparable GAAP measures in the financial statements in this release. The average Mexican peso to U.S. dollar exchange rate for the three-month period ended September 30, 2018 was 19.0 pesos / dollar, an unfavorable change of 7% versus the comparable prior-year period, and for the nine-month period ended September 30, 2018 was 19.0 pesos / dollar, an unfavorable change of 1% versus the prior-year period.

Latin American Operations

•
Revenues for the third quarter of 2018 totaled $142 million, an increase of 10% on a U.S. dollar translated basis and 17% on a constant currency basis as compared to the third quarter of 2017. Retail sales of pawn merchandise increased 10% on a U.S. dollar translated basis and 17% on a constant currency basis, while pawn fees increased 11% on a U.S. dollar translated basis and 18% on a constant currency basis compared to the prior-year quarter.

•
The Latin America segment pre-tax operating income for the quarter increased 1%, or 7% on a constant currency basis, compared to the third quarter of 2017 and increased 11%, or 12% on a constant currency basis, during the 2018 year-to-date period compared to the prior-year comparable period. Margin growth in 2018, and in the third quarter in particular, was negatively impacted by the significant acquisition activity in 2018 and the recent decision to discontinue non-core unsecured consumer lending products in Mexico.

•
Reflecting the 7% decline in the value of the Mexican peso compared to the prior year, same-store core pawn revenues on a U.S. dollar translated basis were flat, consisting of a 1% increase in same-store retail sales and a 4% decrease in same-store pawn fees compared to the prior-year quarter. On a constant currency basis, same-store core pawn revenues increased 6%, composed of an 8% increase in same-store retail sales and a 2% increase in same-store pawn fees compared to the prior-year quarter.

•
Retail margins for the third quarter were 35% compared to 37% in the comparable prior-year quarter, which was in part the result of the 342 recent smaller format store acquisitions that had lower retail margins during the integration. Excluding stores acquired in 2018, retail margins were 36%, which represented a sequential improvement over the second quarter.

•
Pawn loans outstanding totaled $109 million at September 30, 2018, an increase of 21% on a U.S. dollar translated basis and 25% on a constant currency basis versus the prior year. Same-store pawn loans declined 3% on a U.S. dollar translated basis, while they were flat on a constant currency basis, compared to the prior year. This trend was consistent with prior-quarter results and not unexpected given the strong comparisons a year ago and continued focus on loan-to-value ratios and retail margins.

•
Inventories at September 30, 2018 increased $9 million to $77 million compared to $68 million a year ago. The increase was driven by the net addition of 385 pawn stores over the past twelve months and continued maturation of existing stores. As of September 30, 2018, inventories aged greater than one year remained extremely low at less than 1% and inventory turns in Latin America for the trailing twelve months ended September 30, 2018 remained strong at 3.9 times.

U.S. Operations

•
The U.S. segment pre-tax operating income for the quarter increased 7% compared to the third quarter of 2017, driven primarily by increased pawn retail gross profits and additional store-level cost savings. The increase in the segment contribution was partially offset by an expected reduction in non-core consumer lending operating profits. Excluding locations whose revenues are generated primarily from non-core consumer lending products, the U.S. segment pre-tax operating income increased 12% in the third quarter compared to the prior-year quarter.

•
The U.S. segment pre-tax operating margin was 19% for the third quarter of 2018 compared to 17% in the prior year. Excluding locations where revenues are generated primarily from non-core consumer lending products, the U.S. segment pre-tax operating margin was 19% in the third quarter compared to 16% in the prior year.

•
Total revenues for the third quarter totaled $288 million, a decrease of 6% compared to the third quarter of 2017, and includes the expected impact of a 24% decline, or $4 million, in non-core consumer loan and credit services fees and a 42% decline, or $14 million, in non-core scrap jewelry sales.

•
Total retail sales increased 1% compared to the third quarter of 2017, while same-store retail sales were flat compared to the prior-year quarter. Net revenue, or gross profit, from retail sales improved 12% over the prior year as a result of solid retail sales and significantly increased retail margins.

•
Retail sales margins remained strong at 37% for the quarter compared to 33% in the prior-year quarter. The improvements were driven primarily by further sequential margin improvements in the legacy Cash America locations driven by the utilization of the FirstPawn IT platform and new compensation plans focused on improving key profitability metrics such as retail margins and inventory turns.

•
Pawn loans outstanding at September 30, 2018 totaled $279 million, a decrease of 1% in total and on a same-store basis. This represented continued sequential improvement as compared to the second quarter of 2018 when pawn loans were down 2% overall and 3% on a same-store basis.

•
Consistent with the change in pawn loans outstanding, total pawn fees decreased 2% and same-store pawn fee revenues decreased 3% in the third quarter compared to the prior-year quarter as increased pawn fees in the legacy First Cash stores were offset by a decrease in pawn fees in the legacy Cash America stores.

•
Inventories at September 30, 2018 declined $40 million, or 17%, to $200 million compared to $240 million a year ago, primarily from strategic reductions in overall inventory levels, including focused liquidation of aged inventories in the legacy Cash America stores. As of September 30, 2018, U.S. inventories aged greater than one year were 4%, which was a significant improvement over the 9% aged level in the prior-year comparable quarter.

•
Inventory turns in the U.S. for the trailing twelve month period were 2.7 times, which represents the fourth sequential quarterly increase and compares to 2.2 times for the twelve month period ended September 30, 2017. Inventory turns in the U.S. are slower than in Latin America due to the larger jewelry component in the U.S. compared to a greater general merchandise inventory component in Latin America.

•
Segment expenses as a percentage of net revenue declined from 68% in the third quarter of last year to 66% in the current quarter, primarily due to continued efforts to integrate and optimize domestic store operations.

Cash Dividend and Stock Repurchases

•
The Board of Directors declared a $0.25 per share fourth quarter cash dividend on common shares outstanding, which will be paid on November 30, 2018 to stockholders of record as of November 15, 2018. This represents a 14% increase over the previous dividend of $0.22 per share and a 100% increase in the dividend since the announcement of the merger with Cash America in 2016. Any future dividends are subject to approval by the Company’s Board of Directors.

•
During the quarter, the Company repurchased 495,000 shares at an aggregate cost of $40 million under the $100 million share repurchase program that became effective on July 25, 2018. Driven by the strong cash flows from the business, the Company announced that the Board of Directors authorized a new $100 million share repurchase program that will become effective upon the completion of the current plan, leaving a total of $160 million available for future repurchases. The plan is subject to expected liquidity, debt covenant restrictions and other relevant factors.

•
Year-to-date, the Company has repurchased 3,114,000 shares for an aggregate price of $257 million at an average price of $82.62 per share. Since the merger with Cash America in September 2016, the Company has repurchased a total of 4,730,000 shares at an average repurchase price of $74.06 per share, resulting in a 10% reduction from the number of shares outstanding immediately following the merger.

Liquidity and Return Metrics

•
Subsequent to quarter end, the Company amended its unsecured credit facility to increase the total lender commitment from $400 million to $425 million and extend the term through October 4, 2023. In addition, certain financial covenants were amended to be less restrictive, including an increase in the permitted consolidated leverage ratio from 2.75 to 3.0 times adjusted EBITDA and an increase in the permitted domestic leverage ratio from 3.5 to 4.0 times domestic adjusted EBITDA. As of October 4, 2018 when the amendment became effective, the Company had $117 million of availability for future borrowings under its credit facility.

•
The Company generated $246 million of cash flow from operations and $244 million of adjusted free cash flow during the twelve months ended September 30, 2018 compared to $205 million of cash flow from operations and $204 million of adjusted free cash flow during the same prior-year period.

•
The Company continues to maintain excellent liquidity ratios while funding share repurchases totaling $285 million, dividends of $39 million and acquisitions of $89 million during the trailing twelve months ended September 30, 2018. The net debt ratio, which is calculated using a non-GAAP financial measure, for the trailing twelve months ended September 30, 2018 was 2.0 to 1.

•
The return on assets for the trailing twelve months ended September 30, 2018 was 8%, while the return on tangible assets was 15% for the same period. The return on equity was 12% for the trailing twelve months ended September 30, 2018, while the return on tangible equity was 38%.

Fiscal 2018 Outlook

•
The Company is updating its fiscal full-year 2018 guidance for adjusted earnings per share to be in a range of $3.45 to $3.55, increasing the estimate to the upper half of its previous guidance range of $3.35 to $3.55 per share. The 2018 guidance represents adjusted year-over-year earnings per share growth to be in a range of 26% to 30% compared to 2017 adjusted diluted earnings per share of $2.74.

•
The guidance for fiscal 2018 is presented on a non-GAAP basis as it does not include the impact of merger and other acquisition expenses. Given the difficulty in predicting the amount and timing of future merger and other acquisition expenses, the Company cannot reasonably provide a full reconciliation of adjusted guidance to GAAP guidance. However, based on merger and other acquisition expenses incurred year-to-date, the Company expects merger and other acquisition expenses to be within a range of $0.08 to $0.10 per share, net of tax, for fiscal 2018.

•The estimate of expected earnings per share includes the following assumptions:

◦
The Company now expects to add at least 420 locations in 2018 through a combination of new store openings and acquisitions. The guidance estimate reflects modest fourth quarter accretion from the recent acquisitions until the integration process is completed and administrative and operational synergies are fully realized over the next several months.

◦
The Company plans to further contract its U.S. consumer lending operations during the fourth quarter of 2018 with planned closings of 13 additional stand-alone consumer lending locations and discontinuing unsecured consumer loan products in 38 domestic pawn locations, which currently offer consumer loans and/or credit services as an ancillary product. These changes, along with further consumer loan and credit services fee revenue declines in the remaining stores, are projected to create approximately $0.03 per share of additional earnings headwinds as compared to previous guidance. The full-year negative earnings impact from consumer lending contraction is now estimated at $0.24 to $0.26 per share. Full-year consumer lending operations are expected to contribute approximately 3% of revenue in 2018.

◦	The Company continues to assume an exchange rate of 20.0 Mexican pesos / U.S. dollar for the fourth quarter of 2018.

◦	Given the accelerated pace of acquisitions and store openings thus far in 2018, the Company will likely limit the pace of stock repurchase activity in the fourth quarter.

Additional Commentary and Analysis

Mr. Wessel further commented, “Our 2018 earnings momentum continued as the Company posted its third consecutive quarter of more than 30% growth in adjusted earnings per share. Additionally, we continued to invest in future revenue and earnings growth by completing two significant acquisitions in Mexico during the quarter and by opening de novo stores across three countries in Latin America.

“The third quarter results in Latin America saw revenues grow 17% on a constant currency basis, while pawn receivables grew an impressive 25% on a constant currency basis. We also achieved a significant milestone this quarter as Latin American pawn receivables were $109 million, topping the $100 million mark for the first time in Company history. While growth in same-store pawn loan balances has slowed during 2018, especially against the strong comparative growth a year ago, we believe they are stabilizing and note that the quarter end balances exceeded our internal targets set at the beginning of the quarter. Meanwhile, our continued focus on retail margins is yielding positive results and we are pleased with the integration of our new acquisitions and their margin opportunities that will be driven by our proprietary IT systems and retail best practices.

“FirstCash continued to invest significantly in Latin America, its primary growth market, with record year-to-date store additions of 385 locations. All of the stores acquired this year, including the most recent 57 stores acquired in September, have already been fully converted onto our proprietary FirstPawn point of sale and pawn management system. Our ability to rapidly integrate a record level of Latin America acquisitions coupled with increased year-over-year de novo store opening activity, which now spans three countries in Latin America, are notable achievements this year.

“In the U.S., we continued to grow margins and segment profitability from pawn operations despite the contraction of revenue and earnings from non-core consumer lending operations. The U.S. pawn stores are operating more efficiently, as evidenced by the 12% increase in quarter-over-quarter U.S. pre-tax segment contribution when excluding locations whose revenues are generated primarily from non-core consumer lending products. The continued growth in retail margins and steady improvements in pawn balances position us well for the fourth quarter.

“We continue to wind down non-core consumer lending operations with 13 additional stores slated to close in the fourth quarter and now estimate the contraction of this business in both the U.S. and Latin America will reduce fiscal 2018 earnings by approximately $0.24 to $0.26 per share. Despite this headwind and the significant investment of resources into new pawn stores this year, our consolidated pre- and post-tax operating margins have increased meaningfully for both the quarter and year-to-date periods as compared to prior-year periods. Based on the strength of our year-to-date results from core pawn operations, we have tightened the guidance range to the upper end of our previous forecast. While we expect modest fourth quarter earnings contributions from recent acquisitions, we have further reduced earnings estimates from consumer lending operations given continued strategic reductions in this non-core business and maintained a conservative forecast for the Mexican peso exchange rate.

“Our adjusted free cash flows have increased 20% to $244 million for the twelve months ended September 30, 2018 and the Company continues to utilize its strong balance sheet and cash flows to grow pawn operations and further enhance shareholder returns. The recently amended credit facility increases the total lender commitment to $425 million and provides even greater flexibility for continued store openings, acquisitions and shareholder returns. The primary use of our cash flows and available financing is for store growth, as demonstrated by the 18% year-to-date increase in the store count. In addition, we are enhancing shareholder returns through an increased cash dividend, now set at $1.00 per share on an annualized basis, and increasing the amount authorized for share purchases to $160 million in 2018 and 2019.

“In summary, our cash flows and earnings growth for 2018 remain strong and with the exceptional pace of store expansion this year, we are well positioned for continued earnings growth in the fourth quarter and fiscal 2019,” concluded Mr. Wessel, chief executive officer.

About FirstCash

FirstCash is the leading international operator of pawn stores with over 2,400 retail pawn and consumer lending locations in 25 U.S. states and Latin America, which includes all the states in Mexico and the countries of Guatemala, El Salvador and Colombia. The Company employs approximately 18,000 people between the U.S. and Latin America. FirstCash focuses on serving cash and credit constrained consumers primarily through its retail pawn locations, which buy and sell a wide variety of jewelry, consumer electronics, power tools, household appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property. Approximately 97% of the Company’s revenues are from pawn operations.

FirstCash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. Nasdaq is home to approximately 4,000 total listings with a market value of approximately $14 trillion. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.cashamerica.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition and prospects of FirstCash, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

These forward-looking statements are made to provide the public with management’s current assessment of the Company’s business. Although the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, the risks, uncertainties and regulatory developments discussed and described in the Company’s 2017 annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 20, 2018, including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and other reports filed subsequently by the Company with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue:
Retail merchandise sales	$256,417	$246,334	$782,000	$750,150
Pawn loan fees	134,613	132,545	387,418	383,428
Wholesale scrap jewelry sales	24,650	37,528	86,850	107,285
Consumer loan and credit services fees	14,198	19,005	43,382	58,754
Total revenue	429,878	435,412	1,299,650	1,299,617

Cost of revenue:
Cost of retail merchandise sold	163,287	161,350	501,358	483,458
Cost of wholesale scrap jewelry sold	23,859	36,831	80,430	102,370
Consumer loan and credit services loss provision	5,474	6,185	13,095	15,419
Total cost of revenue	192,620	204,366	594,883	601,247

Net revenue	237,258	231,046	704,767	698,370

Expenses and other income:
Store operating expenses	141,755	138,966	417,899	412,780
Administrative expenses	29,977	29,999	87,699	93,542
Depreciation and amortization	10,850	13,872	33,085	42,804
Interest expense	7,866	6,129	20,593	17,827
Interest income	(495)	(418)	(2,216)	(1,138)
Merger and other acquisition expenses	3,222	911	5,574	3,164
Loss on extinguishment of debt	—	20	—	14,114
Total expenses and other income	193,175	189,479	562,634	583,093

Income before income taxes	44,083	41,567	142,133	115,277

Provision for income taxes	10,758	13,293	37,002	39,119

Net income	$33,325	$28,274	$105,131	$76,158

Earnings per share:
Basic	$0.76	$0.59	$2.33	$1.58
Diluted	$0.76	$0.59	$2.33	$1.58

Weighted average shares outstanding:
Basic	43,981	47,628	45,107	48,090
Diluted	44,116	47,668	45,204	48,117

Dividends declared per common share	$0.22	$0.19	$0.66	$0.57

FIRSTCASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30,		December 31,
	2018	2017	2017
ASSETS
Cash and cash equivalents	$57,025	$93,411	$114,423
Fees and service charges receivable	49,141	45,134	42,736
Pawn loans	387,733	371,367	344,748
Consumer loans, net	17,804	24,515	23,522
Inventories	277,438	308,683	276,771
Income taxes receivable	1,065	27,867	19,761
Prepaid expenses and other current assets	18,396	23,818	20,236
Total current assets	808,602	894,795	842,197

Property and equipment, net	250,088	234,309	230,341
Goodwill	906,322	834,883	831,145
Intangible assets, net	88,900	95,991	93,819
Other assets	50,635	59,054	54,045
Deferred tax assets	11,933	12,694	11,237
Total assets	$2,116,480	$2,131,726	$2,062,784

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$103,223	$94,769	$84,331
Customer deposits	35,874	37,626	32,019
Income taxes payable	279	3,763	4,221
Total current liabilities	139,376	136,158	120,571

Revolving unsecured credit facility	305,000	140,000	107,000
Senior unsecured notes	295,722	294,961	295,243
Deferred tax liabilities	52,149	73,203	47,037
Other liabilities	12,505	19,725	17,600
Total liabilities	804,752	664,047	587,451

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	493	493	493
Additional paid-in capital	1,222,947	1,219,589	1,220,356
Retained earnings	569,691	436,159	494,457
Accumulated other comprehensive loss	(97,970)	(88,445)	(111,877)
Common stock held in treasury, at cost	(383,433)	(100,117)	(128,096)
Total stockholders’ equity	1,311,728	1,467,679	1,475,333
Total liabilities and stockholders’ equity	$2,116,480	$2,131,726	$2,062,784

FIRSTCASH, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•
Latin America operations - Includes all pawn and consumer loan operations in Latin America, which currently includes operations in Mexico, Guatemala, El Salvador and Colombia. Effective June 30, 2018, the Company no longer offers an unsecured consumer loan product in Latin America.

•	U.S. operations - Includes all pawn and consumer loan operations in the U.S.

The Company provides revenues, cost of revenues, store operating expenses, pre-tax operating income and earning assets by segment. Store operating expenses include salary and benefit expense of store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the stores.

Latin America Operations Segment Results

The Company’s management reviews and analyzes certain operating results in Latin America on a constant currency basis because the Company believes this better represents the Company’s underlying business trends. Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. The scrap jewelry generated in Latin America is sold and settled in U.S. dollars, and therefore wholesale scrap jewelry sales revenue is not affected by foreign currency translation. A small percentage of the operating and administrative expenses in Latin America are also billed and paid in U.S. dollars which are not affected by foreign currency translation. Amounts presented on a constant currency basis are denoted as such. See the “Constant Currency Results” section below for additional discussion of constant currency results.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details earning assets, which consist of pawn loans, inventories and consumer loans, net as well as other earning asset metrics of the Latin America operations segment as of September 30, 2018 as compared to September 30, 2017 (dollars in thousands, except as otherwise noted):

				Constant Currency Basis
				Balance at
				September 30,	Increase /
	Balance at September 30,		Increase /	2018	(Decrease)
	2018	2017	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Earning assets:
Pawn loans	$108,924	$90,150	21%	$112,594	25%
Inventories	77,034	68,299	13%	79,632	17%
Consumer loans, net	—	407	(100)%	—	(100)%
	$185,958	$158,856	17%	$192,226	21%

Average outstanding pawn loan amount (in ones)	$68	$67	1%	$70	4%

Composition of pawn collateral:
General merchandise	77%	82%
Jewelry	23%	18%
	100%	100%

Composition of inventories:
General merchandise	73%	75%
Jewelry	27%	25%
	100%	100%

Percentage of inventory aged greater than one year	0.4%	1.0%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the Latin America operations segment for the three months ended September 30, 2018 as compared to the three months ended September 30, 2017 (dollars in thousands):

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			September 30,	Increase /
	September 30,		Increase /	2018	(Decrease)
	2018	2017	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$94,416	$85,736	10%	$100,388	17%
Pawn loan fees	41,269	37,279	11%	43,868	18%
Wholesale scrap jewelry sales	5,846	5,131	14%	5,846	14%
Consumer loan and credit services fees	116	480	(76)%	123	(74)%
Total revenue	141,647	128,626	10%	150,225	17%

Cost of revenue:
Cost of retail merchandise sold	60,917	53,789	13%	64,762	20%
Cost of wholesale scrap jewelry sold	6,264	5,313	18%	6,657	25%
Consumer loan and credit services loss provision	54	117	(54)%	58	(50)%
Total cost of revenue	67,235	59,219	14%	71,477	21%

Net revenue	74,412	69,407	7%	78,748	13%

Segment expenses:
Store operating expenses	38,800	34,411	13%	40,989	19%
Depreciation and amortization	2,915	2,704	8%	3,080	14%
Total segment expenses	41,715	37,115	12%	44,069	19%

Segment pre-tax operating income	$32,697	$32,292	1%	$34,679	7%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the Latin America operations segment for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017 (dollars in thousands):

				Constant Currency Basis
				Nine Months
				Ended
	Nine Months Ended			September 30,	Increase /
	September 30,		Increase /	2018	(Decrease)
	2018	2017	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$267,506	$231,034	16%	$268,988	16%
Pawn loan fees	110,007	96,090	14%	110,615	15%
Wholesale scrap jewelry sales	16,456	15,855	4%	16,456	4%
Consumer loan and credit services fees	860	1,329	(35)%	865	(35)%
Total revenue	394,829	344,308	15%	396,924	15%

Cost of revenue:
Cost of retail merchandise sold	173,100	145,669	19%	174,061	19%
Cost of wholesale scrap jewelry sold	16,227	14,770	10%	16,315	10%
Consumer loan and credit services loss provision	221	304	(27)%	222	(27)%
Total cost of revenue	189,548	160,743	18%	190,598	19%

Net revenue	205,281	183,565	12%	206,326	12%

Segment expenses:
Store operating expenses	106,936	94,736	13%	107,472	13%
Depreciation and amortization	8,364	7,723	8%	8,406	9%
Total segment expenses	115,300	102,459	13%	115,878	13%

Segment pre-tax operating income	$89,981	$81,106	11%	$90,448	12%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

U.S. Operations Segment Results

The following table details earning assets, which consist of pawn loans, inventories and consumer loans, net as well as other earning asset metrics of the U.S. operations segment as of September 30, 2018 as compared to September 30, 2017 (dollars in thousands, except as otherwise noted):

	Balance at September 30,		Increase /
	2018	2017	(Decrease)
U.S. Operations Segment
Earning assets:
Pawn loans	$278,809	$281,217	(1)%
Inventories	200,404	240,384	(17)%
Consumer loans, net	17,804	24,108	(26)%
	$497,017	$545,709	(9)%

Average outstanding pawn loan amount (in ones)	$163	$152	7%

Composition of pawn collateral:
General merchandise	36%	36%
Jewelry	64%	64%
	100%	100%

Composition of inventories:
General merchandise	42%	43%
Jewelry	58%	57%
	100%	100%

Percentage of inventory aged greater than one year	4%	9%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the U.S. operations segment for the three months ended September 30, 2018 as compared to the three months ended September 30, 2017 (dollars in thousands):

	Three Months Ended
	September 30,		Increase /
	2018	2017	(Decrease)
U.S. Operations Segment
Revenue:
Retail merchandise sales	$162,001	$160,598	1%
Pawn loan fees	93,344	95,266	(2)%
Wholesale scrap jewelry sales	18,804	32,397	(42)%
Consumer loan and credit services fees	14,082	18,525	(24)%
Total revenue	288,231	306,786	(6)%

Cost of revenue:
Cost of retail merchandise sold	102,370	107,561	(5)%
Cost of wholesale scrap jewelry sold	17,595	31,518	(44)%
Consumer loan and credit services loss provision	5,420	6,068	(11)%
Total cost of revenue	125,385	145,147	(14)%

Net revenue	162,846	161,639	1%

Segment expenses:
Store operating expenses	102,955	104,555	(2)%
Depreciation and amortization	5,285	5,919	(11)%
Total segment expenses	108,240	110,474	(2)%

Segment pre-tax operating income	$54,606	$51,165	7%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the U.S. operations segment for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017 (dollars in thousands):

	Nine Months Ended
	September 30,
	2018	2017	Decrease
U.S. Operations Segment
Revenue:
Retail merchandise sales	$514,494	$519,116	(1)%
Pawn loan fees	277,411	287,338	(3)%
Wholesale scrap jewelry sales	70,394	91,430	(23)%
Consumer loan and credit services fees	42,522	57,425	(26)%
Total revenue	904,821	955,309	(5)%

Cost of revenue:
Cost of retail merchandise sold	328,258	337,789	(3)%
Cost of wholesale scrap jewelry sold	64,203	87,600	(27)%
Consumer loan and credit services loss provision	12,874	15,115	(15)%
Total cost of revenue	405,335	440,504	(8)%

Net revenue	499,486	514,805	(3)%

Segment expenses:
Store operating expenses	310,963	318,044	(2)%
Depreciation and amortization	15,877	18,759	(15)%
Total segment expenses	326,840	336,803	(3)%

Segment pre-tax operating income	$172,646	$178,002	(3)%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Consolidated Results of Operations

The following table reconciles pre-tax operating income of the Company’s Latin America operations segment and U.S. operations segment discussed above to consolidated net income (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Consolidated Results of Operations
Segment pre-tax operating income:
Latin America operations segment pre-tax operating income	$32,697	$32,292	$89,981	$81,106
U.S. operations segment pre-tax operating income	54,606	51,165	172,646	178,002
Consolidated segment pre-tax operating income	87,303	83,457	262,627	259,108

Corporate expenses and other income:
Administrative expenses	29,977	29,999	87,699	93,542
Depreciation and amortization	2,650	5,249	8,844	16,322
Interest expense	7,866	6,129	20,593	17,827
Interest income	(495)	(418)	(2,216)	(1,138)
Merger and other acquisition expenses	3,222	911	5,574	3,164
Loss on extinguishment of debt	—	20	—	14,114
Total corporate expenses and other income	43,220	41,890	120,494	143,831

Income before income taxes	44,083	41,567	142,133	115,277

Provision for income taxes	10,758	13,293	37,002	39,119

Net income	$33,325	$28,274	$105,131	$76,158

FIRSTCASH, INC.
STORE COUNT ACTIVITY

The following table details store count activity for the three months ended September 30, 2018:

		Consumer
	Pawn	Loan	Total
	Locations (1), (2)	Locations (3)	Locations
Latin America operations segment:
Total locations, beginning of period	1,182	—	1,182
New locations opened	16	—	16
Locations acquired	154	—	154
Locations closed or consolidated	(6)	—	(6)
Total locations, end of period	1,346	—	1,346

U.S. operations segment:
Total locations, beginning of period	1,074	33	1,107
Locations closed or consolidated	(4)	(3)	(7)
Total locations, end of period	1,070	30	1,100

Total:
Total locations, beginning of period	2,256	33	2,289
New locations opened	16	—	16
Locations acquired	154	—	154
Locations closed or consolidated	(10)	(3)	(13)
Total locations, end of period	2,416	30	2,446

(1)
At September 30, 2018, 302 of the U.S. pawn stores, primarily located in Texas and Ohio, also offered consumer loans and/or credit services as an ancillary product. Effective June 30, 2018, the Company no longer offers an unsecured consumer loan product in Latin America.

(2)
The Company closed 10 pawn stores, four in the U.S. and six in Latin America, during the third quarter of 2018, which were primarily smaller format stores emphasizing payday lending or underperforming locations which were consolidated into existing stores, an opportunity driven by merger and acquisition activity.

(3)	The Company’s U.S. free-standing consumer loan locations offer consumer loans and/or credit services products and are located in Ohio and Texas.

FIRSTCASH, INC.
STORE COUNT ACTIVITY (CONTINUED)

The following table details store count activity for the nine months ended September 30, 2018:

		Consumer
	Pawn	Loan	Total
	Locations (1), (2)	Locations (3)	Locations
Latin America operations segment:
Total locations, beginning of period	971	28	999
New locations opened	43	—	43
Locations acquired	342	—	342
Locations closed or consolidated	(10)	(28)	(38)
Total locations, end of period	1,346	—	1,346

U.S. operations segment:
Total locations, beginning of period	1,068	44	1,112
Locations acquired	18	—	18
Locations closed or consolidated	(16)	(14)	(30)
Total locations, end of period	1,070	30	1,100

Total:
Total locations, beginning of period	2,039	72	2,111
New locations opened	43	—	43
Locations acquired	360	—	360
Locations closed or consolidated	(26)	(42)	(68)
Total locations, end of period	2,416	30	2,446

(1)
At September 30, 2018, 302 of the U.S. pawn stores, primarily located in Texas and Ohio, also offered consumer loans and/or credit services as an ancillary product. Effective June 30, 2018, the Company no longer offers an unsecured consumer loan product in Latin America.

(2)
The Company closed 26 pawn stores, 16 in the U.S. and 10 in Latin America, during the nine months ended September 30, 2018, which were primarily smaller format stores emphasizing payday lending or underperforming locations which were consolidated into existing stores, an opportunity driven by merger and acquisition activity.

(3)	The Company’s U.S. free-standing consumer loan locations offer consumer loans and/or credit services products and are located in Ohio and Texas.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, adjusted pre-tax profit margin, adjusted net income margin, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow and constant currency results (collectively, “Adjusted Financial Measures”) as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined in SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s operating performance and because management believes they provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating the Adjusted Financial Measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the Adjusted Financial Measures, as presented, may not be comparable to other similarly titled measures of other companies.

The Company has adjusted the applicable financial measures to exclude, among other expenses and benefits, merger and other acquisition expenses because it generally would not incur such costs and expenses as part of its continuing operations. Merger and other acquisition expenses include incremental costs directly associated with acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities among others.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income and Adjusted Diluted Earnings Per Share
Management believes the presentation of adjusted net income and adjusted diluted earnings per share (“Adjusted Income Measures”) provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to the Adjusted Income Measures, which are shown net of tax (in thousands, except per share amounts):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income and diluted earnings per share, as reported	$33,325	$0.76	$28,274	$0.59	$105,131	$2.33	$76,158	$1.58
Adjustments, net of tax:
Merger and other acquisition expenses:
Transaction	2,045	0.05	—	—	3,389	0.07	—	—
Severance and retention	—	—	56	—	43	—	857	0.02
Other	217	—	518	0.02	526	0.01	1,137	0.02
Total merger and other acquisition expenses	2,262	0.05	574	0.02	3,958	0.08	1,994	0.04
Loss on extinguishment of debt	—	—	13	—	—	—	8,892	0.19
Adjusted net income and diluted earnings per share	$35,587	$0.81	$28,861	$0.61	$109,089	$2.41	$87,044	$1.81

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following tables provide a reconciliation of the gross amounts, the impact of income taxes and the net amounts for the adjustments included in the table above (in thousands):

	Three Months Ended September 30,
	2018			2017
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and other acquisition expenses	$3,222	$960	$2,262	$911	$337	$574
Loss on extinguishment of debt	—	—	—	20	7	13
Total adjustments	$3,222	$960	$2,262	$931	$344	$587

	Nine Months Ended September 30,
	2018			2017
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and other acquisition expenses	$5,574	$1,616	$3,958	$3,164	$1,170	$1,994
Loss on extinguishment of debt	—	—	—	14,114	5,222	8,892
Total adjustments	$5,574	$1,616	$3,958	$17,278	$6,392	$10,886

The following table provides a calculation of the adjusted pre-tax profit margin and the adjusted net income margin (dollars in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Adjusted pre-tax profit margin calculated as follows:
Income before income taxes, as reported	$44,083	$41,567	$142,133	$115,277
Merger and other acquisition expenses	3,222	911	5,574	3,164
Loss on extinguishment of debt	—	20	—	14,114
Adjusted income before income taxes	$47,305	$42,498	$147,707	$132,555
Total revenue	$429,878	$435,412	$1,299,650	$1,299,617
Adjusted pre-tax profit margin	11.0%	9.8%	11.4%	10.2%

Adjusted net income margin calculated as follows:
Adjusted net income	$35,587	$28,861	$109,089	$87,044
Total revenue	$429,878	$435,412	$1,299,650	$1,299,617
Adjusted net income margin	8.3%	6.6%	8.4%	6.7%

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA
The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items as listed below that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used in the calculation of the net debt ratio as defined in the Company’s senior notes covenants. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (dollars in thousands):

					Trailing Twelve
	Three Months Ended		Nine Months Ended		Months Ended
	September 30,		September 30,		September 30,
	2018	2017	2018	2017	2018		2017
Net income	$33,325	$28,274	$105,131	$76,158		$172,865		$112,850
Income taxes	10,758	13,293	37,002	39,119		26,303		58,544
Depreciation and amortization	10,850	13,872	33,085	42,804		45,514		57,504
Interest expense	7,866	6,129	20,593	17,827		26,801		24,288
Interest income	(495)	(418)	(2,216)	(1,138)		(2,675)		(1,253)
EBITDA	62,304	61,150	193,595	174,770		268,808		251,933
Adjustments:
Merger and other acquisition expenses	3,222	911	5,574	3,164		11,472		5,957
Loss on extinguishment of debt	—	20	—	14,114		—		14,114
Net gain on sale of common stock of Enova	—	—	—	—		—		(1,552)
Adjusted EBITDA	$65,526	$62,081	$199,169	$192,048		$280,280		$270,452

Net debt ratio calculated as follows:
Total debt (outstanding principal)						$605,000		$440,000
Less: cash and cash equivalents						(57,025)		(93,411)
Net debt						$547,975		$346,589
Adjusted EBITDA						$280,280		$270,452
Net debt ratio					2.0	:1	1.3	:1

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of property and equipment and net fundings/repayments of pawn and consumer loans, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Beginning this quarter, the Company modified its definition of adjusted free cash flow and retrospectively applied the definition to prior-period results. The Company now defines adjusted free cash flow as free cash flow adjusted for merger and other acquisition expenses paid that management considers to be non-operating in nature and adjusted for purchases of store real estate, primarily at existing stores, which are included in purchases of property and equipment. Management considers the store real estate purchases to be discretionary in nature and not required to operate its pawn stores. Free cash flow and adjusted free cash flow are commonly used by investors as an additional measure of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

					Trailing Twelve
	Three Months Ended		Nine Months Ended		Months Ended
	September 30,		September 30,		September 30,
	2018	2017	2018	2017	2018	2017
Cash flow from operating activities	$54,252	$46,033	$174,219	$148,846	$245,730	$205,226
Cash flow from investing activities:
Loan receivables, net of cash repayments	(43,968)	(28,702)	(13,055)	5,261	22,419	20,675
Purchases of property and equipment	(17,566)	(9,194)	(40,754)	(26,595)	(51,294)	(37,032)
Free cash flow	(7,282)	8,137	120,410	127,512	216,855	188,869
Merger and other acquisition expenses paid, net of tax benefit	2,502	898	5,601	4,443	7,817	5,667
Discretionary purchases of store real estate	6,266	2,211	14,986	6,857	19,293	9,489
Adjusted free cash flow	$1,486	$11,246	$140,997	$138,812	$243,965	$204,025

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Constant Currency Results

The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies.

The Company believes constant currency results provide investors with valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico, Guatemala and Colombia are transacted in Mexican pesos, Guatemalan quetzales and Colombian pesos, respectively. The Company also has operations in El Salvador where the reporting and functional currency is the U.S. dollar. See the Latin America operations segment tables elsewhere in this release for an additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

The following table provides exchange rates for the Mexican peso, Guatemalan quetzal and Colombian peso for the current and prior-year periods:

	September 30,		Favorable /
	2018	2017	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	18.8	18.2	(3)%
Three months ended	19.0	17.8	(7)%
Nine months ended	19.0	18.9	(1)%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.7	7.3	(5)%
Three months ended	7.5	7.3	(3)%
Nine months ended	7.5	7.4	(1)%

Colombian peso / U.S. dollar exchange rate:
End-of-period	2,972	2,937	(1)%
Three months ended	2,959	2,976	1%
Nine months ended	2,886	2,939	2%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    investors.firstcash.com